Exhibit 99
FOR IMMEDIATE RELEASE

Landmark Land Company, Inc.
Announces Agreement to Purchase 1,400+ Acres Adjacent to its
South Padre Island development in Laguna Vista, Texas

Upper Marlboro, MD, April 17, 2007 - Landmark Land Company, Inc. (OTC: LLND) (“Landmark”) announced today that it had entered into a definitive agreement on April 13, 2007, with Dixie South Texas Holdings, Ltd. (“Dixie”) to purchase approximately 1,400 acres adjacent to Landmark’s South Padre Island Golf Club development in Laguna Vista, Texas, for a cash price of $4,500,000 (the “Agreement”). The Agreement provides that Landmark will have a 90-day due diligence period within which to study the property, with a closing 30 days thereafter contingent upon Landmark’s acceptance of the due diligence results. The property to be purchased consists of approximately 700 developable acres which are currently under option to Landmark, as well as approximately 800 adjacent acres, a portion of which consists of wetlands and other environmentally sensitive acreage.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.

CONTACT:	Gerald G. Barton
Chairman
Chief Executive Officer
Landmark Land Company, Inc.
2817 Crain Highway
Upper Marlboro, Maryland 20774
(301) 574-3330